                                  EXHIBIT 99.1

        Contacts: Press Contact                   Investor Relations
                  Sonic Foundry, Inc.             Strategic Growth International
                  Heidi Elmer                     Richard Cooper/Rob Schatz
                  608.204.8253                    516.829.7111
                  invest@sonicfoundry.com         sgi@netmonger.net
                  -----------------------         -----------------

                                                          FOR IMMEDIATE RELEASE

                SONIC FOUNDRY COMPLETES ACQUISITION OF MEDIASITE

Expanded Systems Offering Focuses On Rich Media Opportunities To The Government, Entertainment, Corporate And Educational Marketplaces


     Madison, WI - October 17, 2001 - Sonic Foundry(R) Inc. (NASDAQ: SOFO), a leading provider of rich media software, systems and services, today announced that it has completed the asset purchase of MediaSite, Inc., a global pioneer in providing automated rich media publishing, management, and access solutions. The acquisition was approved by MediaSite's shareholders and its Board of Directors. Under terms of the purchase agreement, a wholly-owned subsidiary of Sonic Foundry purchased the assets of MediaSite and assumed certain of its liabilities, in exchange for 3,780,000 shares of Sonic Foundry common stock. Sonic Foundry has begun to operate the former MediaSite unit as a subsidiary of Sonic Foundry.

MediaSite's co-founder Krishna Pendyala will join Sonic Foundry as Senior Vice President of Strategy and Consulting.

Going forward, Sonic Foundry anticipates that it will allocate a greater percentage of its resources to continuing to develop the systems side of its business and the newly acquired technology. The new Sonic Foundry subsidiary plans to focus sales and marketing efforts on solutions that enhance the use of media throughout the enterprise, but more importantly, demonstrate a measurable return on investment. Specifically, key advantages of the newly acquired technology include:

Accurate search and retrieval of streaming media based on Integrated Speech, Language and Image Processing (ISLIP) thereby improving relevance and thus, saving time and money

Reducing bandwidth costs through higher accuracy search and retrieval techniques

Improving time efficiencies of data transfers associated with searching, skimming and navigating media

Expanding the usability of traditional media through interactivity and accessibility, thereby addressing broader distribution opportunities

Reducing vault management costs through digital infrastructure deployment resulting in demonstrated savings and distribution efficiencies

Earlier this year, Frost & Sullivan recognized MediaSite with an award for Technology Leadership in Digital Media Management Systems and listed MediaSite's specific cost advantages. According to Frost & Sullivan, "For rich media producers, MediaSite's integrated approach to automated processing of media content provides a huge reduction in time and cost over conventional methods and enables content creators to generate high volumes of digital media at the lowest possible unit cost."

Sonic Foundry intends to focus the new subsidiary on several key market segments that include government systems applications in digital video storage, surveillance and analysis, entertainment industry opportunities designed to expand the utilization of media assets within the enterprise and corporate remote communications and associated video mining solutions. The acquisition has also transferred intellectual property and a number of key issued and pending patents to Sonic Foundry. A portion of this technology is derived through an ongoing relationship with Carnegie Mellon University, and specifically, Dr. Howard D. Wactlar, co-founder of MediaSite and currently director of the Informedia Digital Video Library Project at Carnegie Mellon. Dr. Wactlar has been cited by Massachusetts Institute of Technology's "Magazine of Innovation" as an innovator in the emerging video mining technology space. This technology integrates natural-language processing, speech recognition, image analysis as well as face recognition to create the next generation media search and retrieval engine. Sonic Foundry expects its continued relationship with Carnegie Mellon researchers will offer additional opportunities for commercialization of this and other newly emerging technologies.

Commenting on the acquisition of MediaSite, Rimas P. Buinevicius, Chairman and CEO of Sonic Foundry, Inc. stated, "The growing synergies of Sonic Foundry with its new systems company are being discovered on a regular basis. Specifically, the research strength of MediaSite meshes well with the well-honed commercial software methodology of Sonic Foundry. Most importantly, the acquisition forms a new operating strength that allows Sonic Foundry to become a more powerful force in the rapidly growing rich media marketplace."

About MediaSite, Inc.

MediaSite is a software leader for the development of automated rich-media applications. Its advanced media access technologies, coupled with a suite of publishing tools, can operate in multiple languages across multiple digital delivery platforms to significantly enhance a host of media production, business, educational, and consumer applications. Founded in 1997, MediaSite derived its core technology from a Carnegie Mellon University research effort funded by leading government agencies and private corporations, including Bell Atlantic, Boeing, CNN, Intel and Microsoft. Today, MediaSite has customers in the media and entertainment, financial services, education, consumer products, government and advertising industries in the U.S. and abroad. Additional information about the company and its product offerings is available at www.MediaSite.com.
   -----------------

About Sonic Foundry, Inc.

Sonic Foundry(R), Inc., founded in 1991, is a leading provider of rich media software, systems and services with locations in Madison, WI; Santa Monica, CA; and Toronto, Canada. Sonic Foundry's award-winning software technology, as well as its first-class services, are used worldwide for multimedia development, Internet streaming applications, broadcast solutions, and digital content creation. Sonic Foundry's Media Services Division is the pre-eminent supplier of digitization, management, and delivery solutions for various industries, with special emphases placed on service offerings to clients in the entertainment sector. These include the conversion, reformatting, and encoding of television, film, and audio content for multiple delivery platforms. Serving as the link between content and customers, the Company provides proven, comprehensive processes that enable content delivery through existing and emerging distribution channels.

For specific product descriptions, please reference the "products" section of the Sonic Foundry web site at www.sonicfoundry.com.
                              --------------------

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

                                       ###